EXHIBIT 3.3
CERTIFICATE OF FORMATION
OF
WESTERN GAS HOLDINGS, LLC
     This Certificate of Formation, dated August 21, 2007, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
     1. Name. The name of the Company is “Western Gas Holdings, LLC”.
     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
     EXECUTED as of the date written first above.

By:	/s/ Krista M. Crabtree
	Name:	Krista M. Crabtree
Authorized Person